                                                                  EXHIBIT 10.11


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  By and Among

                                 ADVANTIX, INC.

                         ADVANTIX ACQUISITION II CORP.,

                             TICKETSLIVE CORPORATION

                                       and

                           CERTAIN OF ITS SHAREHOLDERS

                           Dated as of March 18, 1999

                                TABLE OF CONTENTS


ARTICLE I THE MERGER.........................................................................2
        1.1    The Merger....................................................................2
        1.2    Closing.......................................................................2
        1.3    Effective Time................................................................2
        1.4    Effects of the Merger.........................................................2
        1.5    Certificate of Incorporation; Bylaws..........................................2
        1.6    Directors and Officers........................................................2
        1.7    Merger Consideration; Conversion and Cancellation of Company Capital Stock....3
        1.8    Dissenters' Rights............................................................4
        1.9    Options and Warrants to Purchase Company Common Stock.........................5
        1.10   Tax Consequences..............................................................5
        1.11   Exemption from Registration...................................................5

ARTICLE II EXCHANGE OF SHARES................................................................6
        2.1    Exchange Agent................................................................6
        2.2    Exchange Fund.................................................................6
        2.3    Escrow Fund...................................................................8
        2.4    Exchange of Shares............................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS......11
        3.1    Corporate Organization.......................................................12
        3.2    Capitalization...............................................................12
        3.3    Authority; No Violation......................................................13
        3.4    Consents and Approvals.......................................................14
        3.5    Financial Statements.........................................................15
        3.6    Absence of Undisclosed Liabilities...........................................15
        3.7    Absence of Certain Changes or Events.........................................15
        3.8    Legal Proceedings............................................................16
        3.9    Restrictions on Business Activities..........................................17
        3.10   Governmental Authorization...................................................17
        3.11   Title and Condition of Personal Property.....................................17
        3.12   Real and Leased Property.....................................................17
        3.13   Intellectual Property........................................................19
        3.14   Taxes........................................................................21
        3.15   Environmental Matters........................................................22
        3.16   Major Customers and Suppliers; Supplies......................................22
        3.17   List of Accounts.............................................................23
        3.18   Employment Agreements........................................................23
        3.19   Employee Benefit Plans.......................................................23
        3.20   Labor Matters................................................................26
        3.21   Contracts and Commitments....................................................27
        3.22   Absence of Breaches or Defaults..............................................29



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
        3.23   Interested Party Transactions................................................29
        3.24   Compliance with Applicable Law...............................................29
        3.25   Insurance....................................................................30
        3.26   Reorganization...............................................................30
        3.27   Section 912 of the NYBCL Not Applicable......................................30
        3.28   Brokers......................................................................30
        3.29   Minute Books.................................................................30
        3.30   Accounts and Notes Receivable................................................30
        3.31   Vote Required................................................................31
        3.32   Board Approval...............................................................31
        3.33   Employee Nondisclosure and Assignment of Inventions Agreements...............31
        3.34   Year 2000 Compliance.........................................................31
        3.35   Certain Payments.............................................................31
        3.36   Representations Complete.....................................................32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........................32
        4.1    Corporate Organization.......................................................32
        4.2    Authority; No Violation......................................................32
        4.3    Capitalization of Parent and Merger Sub......................................33
        4.4    Subsidiaries.................................................................34
        4.5    Consents and Approvals.......................................................34
        4.6    Parent Financial Statements..................................................34
        4.7    Absence of Undisclosed Liabilities...........................................35
        4.8    Absence of Certain Changes...................................................35
        4.9    Brokers......................................................................35
        4.10   Vote Required................................................................35
        4.11   Additional Representations and Warranties....................................35
        4.12   ProTix Confidential Private Offering Memorandum..............................36
        4.13   Representations Complete.....................................................36

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.........................................36
        5.1    Covenants of the Company.....................................................36
        5.2    Covenants of Parent..........................................................37

ARTICLE VI ADDITIONAL AGREEMENTS............................................................38
        6.1    Intentionally Deleted........................................................38
        6.2    Shareholders' Meetings.......................................................38
        6.3    Access to Information........................................................38
        6.4    Public Disclosure............................................................39
        6.5    Consents; Cooperation........................................................40
        6.6    Legal Requirements...........................................................40
        6.7    Blue Sky Laws................................................................40
        6.8    Employee Benefit Plans.......................................................40
        6.9    Loan to the Company..........................................................41
        6.10   Reorganization...............................................................41
        6.11   Control of Operations........................................................41

        6.12   Best Efforts and Further Assurances..........................................41
        6.13   Amendment to Certificate of Incorporation....................................42
        6.14   Shareholder Voting Agreements; Irrevocable Proxies...........................42
        6.15   Stockholders Agreement.......................................................42
        6.16   Indemnification for Personal Guarantees......................................42
        6.17   Filing of Form S-8...........................................................42
        6.18   Board Representation.........................................................43
        6.19   No Impairment of Obligations.................................................43
        6.20   Guarantee of Company Promissory Notes........................................43

ARTICLE VII CONDITIONS PRECEDENT............................................................43
        7.1    Conditions to Each Party's Obligation to Effect the Merger...................43
        7.2    Conditions to Obligations of Parent and Merger Sub...........................44
        7.3    Conditions to the Obligations of Company and Company Shareholders............45

ARTICLE VIII TERMINATION AND AMENDMENT......................................................47
        8.1    Termination..................................................................47
        8.2    Effect of Termination........................................................48
        8.3    Amendment....................................................................48
        8.4    Extension; Waiver............................................................48

ARTICLE IX INDEMNIFICATION AND ESCROW FUND..................................................48
        9.1    Indemnity; Escrow Fund.......................................................48
        9.2    Claims.......................................................................49
        9.3    Objections to Claims.........................................................50
        9.4    Attempt to Resolve Conflicts; Arbitration....................................50
        9.5    Actions of the Shareholders' Agent...........................................53
        9.6    Third-Party Claims...........................................................53
        9.7    Limitations..................................................................53

ARTICLE X GENERAL PROVISIONS................................................................54
        10.1   Survival of Representations, Warranties and Agreements.......................54
        10.2   Expenses.....................................................................55
        10.3   Notices......................................................................55
        10.4   Governing Law................................................................58
        10.5   Severability.................................................................58
        10.6   Assignment; Binding Effect; Benefit..........................................58
        10.7   Headings.....................................................................58
        10.8   Entire Agreement.............................................................59
        10.9   Counterparts.................................................................59

EXHIBITS AND SCHEDULES

Exhibit A      Form of Escrow Agreement
Exhibit B      Form of Secured Promissory Note
Exhibit C      Form of Shareholder Voting Agreement
Exhibit D      Form of Irrevocable Proxy
Exhibit E      Form of Second Amended and Restated Stockholders Agreement
Exhibit F      Form of Series A Note
Exhibit G      Form of Opinion of Company's counsel
Exhibit H      Form of Shareholder Representation Agreement
Exhibit I      Form of Optionee Market Stand-Off Agreement
Exhibit J      Opinion of Parent's counsel
Exhibit K      Form of Third Amended and Restated Investor Rights Agreement
Exhibit L      Form of Employment Agreement with Karen Goetz
Exhibit M      Form of Employment Agreement with Robert Long
Exhibit N      Form of Agreement with Ms Goetz
Exhibit O      Arbitration Procedures


Schedule I     Company Shareholders
Schedule II    Shareholders Executing Shareholders Representation Agreement
Schedule III   Shareholders Executing Shareholders Voting Agreement
Schedule IV    Preferred Stock Conversion Shares
Schedule V     Persons Who Constitute Knowledge of the Company
Schedule VI    Persons Who Constitute Knowledge of Parent and Merger Sub

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of March 18, 1999, by and among ADVANTIX, INC., a Delaware corporation ("Parent"), ADVANTIX ACQUISITION II CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), TICKETSLIVE CORPORATION, a New York corporation (the "Company"), and the individual shareholders of the Company listed on Schedule I hereto (individually, a "Company Shareholder" and collectively, the "Company Shareholders"). Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations."

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interest of their respective companies and in the best interest of their respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"); and

        WHEREAS, pursuant to the Merger, among other things, (i) all of the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") and all of the outstanding shares of the Company's Series A Convertible Participating Preferred Stock, par value $1.00 per share, of the Company ("Company Series A Preferred") shall be converted into shares of Common Stock, par value $.0001 per share, of Parent ("Parent Common Stock") at the rate set forth herein. As used herein, the Company Common Stock and Company Series A Preferred are sometimes collectively referred to as the "Company Capital Stock".

        WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:






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

                                   ARTICLE I
                                   THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the New York Business Corporation Law ("NYBCL"), at the Effective Time (as defined in Section 1.3 hereof), Merger Sub shall merge with and into the Company. The Company shall be the surviving company (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate, and the Company shall be a wholly-owned subsidiary of Parent.

        1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the "Closing Date"), provided, however, that the parties shall use reasonable commercial efforts to effect the Closing on or prior to March 31, 1999. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California or at such other location as the parties hereto agree.

        1.3 Effective Time. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the New York Department of State in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL and the NYBCL on the Closing Date (the "Certificate of Merger"). The term "Effective Time" shall be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the New York Department of State, or such later time as is specified in the Certificate of Merger.

        1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Company as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

        At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.6 Directors and Officers. The persons set forth on Section 1.6 of the Parent Disclosure Schedule shall be the directors and officers of the Surviving Corporation, each to hold




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

office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

        1.7 Merger Consideration; Conversion and Cancellation of Company Capital Stock. By virtue of the Merger without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Capital Stock (the holders of Company Capital Stock immediately prior to the Effective Time are sometimes hereinafter referred to individually as a "Holder" and collectively as the "Holders") or capital stock of Merger Sub:

                (a) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) and all rights in respect thereof shall be converted and exchanged for that number of shares of Parent Common Stock equal to the quotient of (A) 13,000,000 divided by (B) the sum of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (2) the number of shares of Company Common Stock into which the Company Series A Preferred issued and outstanding immediately prior to the Effective Time are convertible (or have been converted, as the case may be), and (3) the number of shares of Company Common Stock issuable upon conversion or exercise of all other securities convertible into Company Common Stock and all stock options, warrants and other rights (if any) to purchase Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio").

                        (ii) At the Effective Time, all shares of Company Capital Stock converted into the right to receive shares of Parent Common Stock at the Exchange Ratio (the "Merger Consideration") pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Capital Stock shall thereafter only represent the right to receive the shares of Parent Common Stock into which the shares represented by such Certificate have been converted pursuant to this
Section 1.7(a). Certificates previously representing shares of Company Capital Stock shall be exchanged for shares of Parent Common Stock upon surrender of such Certificates in accordance with Section 2.4 hereof, without any interest. The allocation of the Merger Consideration among the Holders and the holders of options ("Company Optionees") issued under the Company Stock Option Plan (as defined in paragraph (c) of this Section 1.7) shall be subject to adjustment pursuant to Section 2.2(b) hereof.

                (b) Cancellation of Company Capital Stock Owned by Parent or Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (c) Company Stock Option Plan. At the Effective Time, the Company's Amended and Restated Stock Award and Incentive Plan (the "Company Stock Option Plan") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plan shall be assumed by Parent in accordance with Sections 1.9 and 6.8 of this Agreement.




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

                (d) Certain Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into the applicable class or series of Company Capital Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to the applicable class or series of Company Capital Stock, any termination or cancellation of any previously granted stock options or any issuances of stock options permitted by the terms hereof, occurring after the date hereof and prior to the Effective Time.

                (e) Conversion of Merger Sub Capital Stock. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of the applicable class or series of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $2.15.

        1.8     Dissenters' Rights.

                (a) Notwithstanding any provision of the Agreement to the contrary, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and is held by shareholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have properly demanded appraisal of such shares in accordance with
Section 9.10 of the NYBCL ("Dissenting Shares") shall not be converted into the right to receive the relevant Merger Consideration at the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the NYBCL. If a holder of Dissenting Shares (a "Dissenting Shareholder") shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such Dissenting Shares shall be converted into and represent solely the right to receive the relevant Merger Consideration, without any interest thereon, as provided in Section 1.7.

                (b) The Company shall give Parent (i) prompt notice of any written demands for payment, withdrawal of demands for payment and any other instruments served pursuant to Section 623 of the NYBCL and (ii) the opportunity to direct all proceedings with respect to demands for appraisal under Section 623 of the NYBCL. The Company agrees that prior to the Effective Time, it will not, without the prior written consent of Parent, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands.

                (c) Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 910 of the NYBCL, to payment of his or her Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after




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

the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

                (d) Parent hereby assumes responsibility for the preparation and delivery of any and all notices, documents, information or instruments required by law to be delivered to shareholders of the Company in connection with the provisions of Section 623 of the NYBCL and for compliance of such materials with any disclosure obligations imposed by applicable law.

        1.9 Options and Warrants to Purchase Company Common Stock. At the Effective Time, each option or warrant granted by the Company to purchase shares of Company Common Stock (each, a "Company Stock Option") which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and converted into an option or warrant to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger):

                (a) the number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option (subject to adjustment pursuant to Section 2.2(b)) or warrant and (ii) the Exchange Ratio;

                (b) the exercise price per share of Parent Common Stock under the new option (including options issued pursuant to Section 2.2(b) hereof) or warrant shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option or warrant divided by
(ii) the Exchange Ratio; and

                (c) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of Parent Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code; provided, however, that any options which are the subject of any modifications to the exercise period or other conditions of exercise for employees of the Company whose employment is terminated after the Effective Time shall not be required to maintain their status as "incentive stock options."

        1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

        1.11 Exemption from Registration. Assuming the accuracy of the representations contained in the Shareholder Representation Agreements delivered to Parent by those holders of Company Capital Stock set forth on Schedule II hereto pursuant to Section 7.2 hereof and the Shareholder Voting Agreements delivered to Parent by holders of Company Capital Stock set forth on Schedule III hereto, the shares of Parent Common Stock to be issued in




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

connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

                                   ARTICLE II
                               EXCHANGE OF SHARES

        2.1 Exchange Agent. The Company and Parent shall mutually select an agent to serve as exchange agent (the "Exchange Agent") in the Merger.

        2.2 Exchange Fund. (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, for exchange in accordance with this
Article II (i) certificates evidencing a number of shares of Parent Common Stock for the conversion of Company Capital Stock in accordance with the provisions of
Section 1.7(a), less such numbers of shares of Parent Common Stock (A) as shall be deposited into the Escrow Fund (as defined in Section 2.3 below) and (B) as shall be held by Parent and delivered pursuant to paragraph (b) of this Section 2.2, and (ii) cash in an amount sufficient to provide for the payments to be made in lieu of issuing any fractional shares of Parent Common Stock as provided in Section 1.7(f) of this Agreement (such certificates and cash being hereinafter referred to as the "Exchange Fund").

                (b) Parent shall reserve for issuance 2,325,582 shares of Parent Common Stock (the "Preferred Stock Conversion Shares") which shall be delivered within five (5) days following the Determination Date (as defined below) in accordance with the provisions of this Section 2.2(b) (except that certain of such shares may be delivered to the Company's optionees in the form of options to purchase Parent Common Stock and except as set forth in Section 2.2(d)). Parent shall also reserve for issuance 234,257 options (the "Additional Options") to purchase shares of Parent Common Stock, which may become payable to certain of the Company's optionees pursuant to the terms of this Section 2.2(b). In the event that on the Determination Date the Determination Date Valuation Per Share is equal to or greater than the Target Valuation Per Share, then, except as set forth in Section 2.2(d), 2,091,325 of the Preferred Stock Conversion Shares shall be distributed to the Holders and the Additional Options shall be distributed to the optionees, in each case in accordance with Schedule IV hereto. In all other cases, the Preferred Stock Conversion Shares shall be valued at the Determination Date Valuation Per Share and, subject to Section 2.3(c), shall be distributed as follows: (i) the first $5 Million in value shall be distributed 40% to Intel Corporation, 40% to CMG@Ventures II, LLC, and 20% to Liberty Ventures I, L.P. (in each case taking into account Preferred Stock Conversion Shares distributed pursuant to Section 2.2(d) and valued at the Determination Date Valuation per Share), and (ii) the balance, if any, shall be distributed among the Holders and optionees, in shares of Parent Common Stock or options to purchase Parent Common Stock, as the case may be, according to such persons' proportionate interests in the Company, as determined according to the interests set forth on Schedule IV. In no event shall Parent be required to make any distribution pursuant to this Section 2.2(b) for an aggregate number of shares of Parent Common Stock and options to purchase Parent Common Stock in excess of 2,325,582. The obligations of Parent with regard to the issuance of the Preferred Stock Conversion Shares pursuant to the terms hereof are unconditional; provided, however, that Parent shall have no obligation to make any distribution pursuant to this Section 2.2(b) until it shall have received written instructions executed by each member of the committee which




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

constitutes the Shareholders' Agent (as defined in Section 9.4(f)) specifying the number of shares and/or options to be distributed to each Holder and/or optionee under this Section 2.2(b). Parent shall have no right to setoff its obligations under this Section 2.2(b) against any amounts owing by the Company or any Holder or optionee to Parent, its affiliates (including the Company) or any third party, including without limitation in the event of breach of this Agreement or the transactions contemplated hereby by the Company or any Holder or optionee; provided, however, that immediately following the Determination Date, up to an additional 152,364 Preferred Stock Conversion Shares may be placed into the Escrow Fund in accordance with Section 2.3 hereof (as a result of the Reallocation pursuant to paragraph (c) thereof) and shall be subject to the provisions of Article IX hereof. In the event that for any reason Parent is uncertain as to the appropriate allocation of Preferred Stock Conversion Shares or uncertain as to any of its other obligations under this Section 2.2(b), it shall request instruction from the Shareholders' Agent. Instruction from the Shareholders' Agent on matters relating to this Section 2.2(b) shall require unanimous consent of the members of the committee comprising the Shareholders' Agent.

                (c) For purposes of this Section 2.2(b) and Section 2.3, the following terms shall have the following meanings:

                "Determination Date" shall mean the earlier of (i) the closing date of a Liquidation Event, or (ii) October 29, 1999.

                "Determination Date Valuation Per Share" shall mean (i) in the event of an initial public offering, the per share offering price in such IPO,
(ii) in the event of any other Liquidation Event, the sum of (x) the cash received per share, if any, and (y) the average of the closing bid and asked price for any shares of stock received, if any, multiplied by the number of shares received and divided by the number of shares surrendered, and (iii) if no Liquidation Event shall have occurred on or before October 29, 1999, the per share price of the most recently closed private placement financing of Parent's common or preferred stock.]

                "Liquidation Event" shall mean either (i) an initial public offering of Parent Common Stock, or (ii) a sale of all or substantially all of the outstanding shares of Parent capital stock or a merger of Parent with or into a third party in which the sole consideration received by the holders of Parent Common Stock (who were formerly holders of Company preferred stock) is cash and/or freely tradeable shares of a publicly listed entity.

                "Reallocation" shall mean a distribution of Preferred Stock Conversion Shares other than according to Schedule IV (i.e., additional shares are allocated to Intel, CMGI and Liberty Ventures).

                "Target Valuation Per Share" shall mean the dollar amounts indicated on the following chart for a given Determination Date.

==========================================================================
DETERMINATION DATE                             TARGET VALUATION PER SHARE
--------------------------------------------------------------------------
on or before 4/29/99                           $3.69
==========================================================================




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


==========================================================================
DETERMINATION DATE                             TARGET VALUATION PER SHARE
--------------------------------------------------------------------------
after 4/29/99 and on or before 5/27/99         $3.81

after 5/27/99 and on or before 6/29/99         $3.92

after 6/29/99 and on or before 7/29/99         $4.04

after 7/29/99 and on or before 8/30/99         $4.15

after 8/30/99 and on or before 9/29/99         $4.27

after 9/29/99 and on or before 10/28/99        $4.39

on 10/29/99                                    $4.50
==========================================================================


                (d) At the Effective Time, in addition to any other Parent Common Stock issued pursuant to the terms hereof (and except as provided in paragraph (e) of this Section 2.2), Parent shall make the following issuances of the Preferred Stock Conversion Shares:

========================================================================================
                                               NUMBER OF PREFERRED STOCK CONVERSION
HOLDER                                         SHARES TO BE ISSUED AT THE EFFECTIVE TIME
----------------------------------------------------------------------------------------
Intel Corporation                              320,779
CMGI @ Ventures II, LLC                        320,779
Liberty Ventures I, L.P.                       160,389
========================================================================================


                (e) The number of Preferred Stock Conversion Shares that the foregoing Holders would otherwise be entitled to receive pursuant to the terms of Section 2.2(b) shall be reduced by the number of Preferred Stock Conversion Shares issued pursuant to the terms of this Section 2.2(d).

        2.3     Escrow Fund.

                (a)     Deposit of Shares.

        At or prior to the Effective Time, Parent shall cause to be issued in the name of each holder of a Certificate, a certificate representing ten percent (10%) of the number of shares of Parent Common Stock to be received by such holder in the Merger (to be calculated assuming that 100% of the Preferred Stock Conversion Shares is distributed according to Schedule IV) (the "Escrow Shares") and shall deposit the Escrow Shares on behalf of such holders with the Escrow Agent to be held (together with any monies exchanged for Escrowed Shares pursuant to paragraph (b) of this Section 2.3 and any shares of Parent Common Stock distributed with respect to the Escrowed Shares in a stock split or reverse stock split) in a fund (the "Escrow

Fund"), pursuant to the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), to be held in escrow in accordance with the terms and conditions of such Escrow Agreement.

                (b)     Withdrawal of Shares During Escrow Period.

        At any time during the twelve (12) month period following the Closing Date (the "Escrow Period") each Holder may withdraw such Holder's shares of Parent Common Stock from the Escrow Fund by (i) delivering to each of the Escrow Agent and Parent a notice (a "Withdrawal Notice") setting forth the number and class or series of shares of Parent Common Stock to be withdrawn, and (ii) by delivering to the Escrow Agent a certified or bank cashier's check in an amount equal to the product of (a) $2.15 and (b) the number of shares of Parent Common Stock set forth in the Withdrawal Notice. Promptly following receipt of such certified or bank cashier's check, the Escrow Agent shall deliver to the Holder a certificate or certificates representing the number of shares of Parent Common Stock withdrawn pursuant to the Withdrawal Notice. In the event that claims have been made against the Escrow Fund pursuant to Article IX hereof and such claims have not been resolved by the end of the Escrow Period, each Holder shall have an additional thirty (30) days following the end of the Escrow Period to complete the procedures set forth in (i) and (ii) above with respect to shares of such Holder held in the Escrow Fund in contemplation of such claims.

                (c) Adjustment for Distribution of Preferred Stock Conversion Shares.

        In the event of a Reallocation, then the number of shares of each Holder held as Escrow Shares shall be appropriately adjusted. If additional shares of Parent Common Stock received and to be received by a Holder are required to be deposited as Escrow Shares as a result of the distribution of Preferred Stock Conversion Shares in order for such Holders' shares in the Escrow Fund to equal 10% of the number of shares of Parent Common Stock to be received by such Holder in the Merger, Parent shall cause to be issued in the name of such Holder a certificate representing the number of such additional shares and such certificate shall be placed and held in the Escrow Fund according to the terms of the Escrow Agreement. If fewer shares of Parent Common Stock received and to be received by a Holder are required to be held as Escrow Shares as a result of the distribution of Preferred Stock Conversion Shares in order for such Holders' shares in the Escrow Fund to equal 10% of the number of shares of Parent Common Stock to be received by such Holder in the Merger, Parent shall cause to be released from the Escrow Fund and delivered to such Holder the number of shares of Parent Common Stock equal to the number of shares of such Holder originally placed in the Escrow Fund minus the number of shares equal to 10% of the number of shares of Parent Common Stock to be received by such Holder in the Merger.

        2.4     Exchange of Shares.

                (a) Exchange Procedures. As soon as practicable after the Effective Time, and in no event more than three (3) business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for shares of Parent Common Stock and cash in lieu of any fractional shares, into which the shares of Company Capital Stock shall have been converted pursuant to this Agreement. The Company shall have the right to approve both the letter of transmittal and the instructions prior to the Effective Time, which approval shall not be unreasonably withheld. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing ninety percent (90%) of that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.7(a) and cash in the amount such holder has the right to receive pursuant to the provisions of Section 1.7(f), and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Certificates.

                (b) Transfers of Ownership. If any payment for shares of Company Capital Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the relevant Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (c) Distribution With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of Parent Common Stock issued in exchange thereof, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

                (d) No Liability. Notwithstanding anything to the contrary in this Section 2.4, none of the Parent, Company, Exchange Agent, the Escrow Agent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (e) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective

Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in
Section 2.4.

                (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 2.4(a); provided, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to indemnify Parent against any loss or cost incurred by or claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                (g) Transfer Restrictions; Legends. The shares of Parent Common Stock issued in the Merger shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom. In the absence of an effective registration statement under the Securities Act, neither such shares of Parent Common Stock nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless Parent shall have previously received an opinion of counsel knowledgeable in Federal securities law, in form and substance reasonably satisfactory to Parent, to the effect that registration under the Securities Act is not required in connection with such disposition. At any time after shares of Parent Common Stock have been registered under the Securities Act, Parent shall make available its regular outside counsel (at Parent's expense) for purposes of delivering such opinion. Parent shall be entitled to give stop transfer instructions to its transfer agent with respect to such shares of Parent Common Stock in order to enforce the foregoing restrictions.

        The certificate or certificates representing the shares of Parent Common Stock issued in the Merger shall bear the following legend restricting the transfer thereof, in addition to any other legend required by applicable law:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS IN EFFECT UNDER SUCH ACT, (2) SUCH TRANSFER IS PURSUANT TO RULE 144 UNDER SUCH ACT OR (3) THE HOLDER HEREOF FURNISHES TO ADVANTIX, INC. AN OPINION OF COUNSEL, WHICH COUNSEL AND WHICH OPINION SHALL BE REASONABLY SATISFACTORY TO ADVANTIX, INC. THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED.."

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE COMPANY SHAREHOLDERS

        For purposes of this Agreement, the phrases "knowledge of the Company," or "to the Company's knowledge", or references to the absence of "notice to the Company" or the like shall refer to the actual knowledge of those persons set forth on Schedule V attached hereto after due inquiry by one or more of such persons. The Company, Karen S. Goetz ("Ms. Goetz"), individually, and each of the other Company Stockholders (with respect to any matters regarding such Company Stockholder but not with respect to matters regarding the Company or any other Company Stockholder), represent and warrant to Parent and Merger Sub that, except as disclosed in the disclosure schedule attached hereto (the "Company Disclosure Schedule"):

        3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary. The copies of the Certificate of Incorporation and Bylaws of the Company which have previously been delivered to Parent are true and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, an action, event or occurrence has a "Material Adverse Effect" if it has a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company or Parent, as the case may be.

                (b)     Set forth in Section 3.1(b) of the Company Disclosure
Schedule is a complete list of all subsidiaries of the Company ("Company Subsidiaries"), setting forth for each (i) the date of incorporation or other organization, (ii) the number of shares of each class of capital stock or other ownership interests in each Company Security which are issued and outstanding,
(iii) the jurisdiction under which such Company Subsidiary was incorporated or organized, and (iv) the address of such Company Subsidiary's principal executive offices. Except as Set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company owns 100% of the outstanding shares of capital stock (or other ownership interests) in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in Section 3.1(b) of the Company Disclosure Schedule with respect to such Company Subsidiary. Each Company Subsidiary has full lawful power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary. The copies of the constituent documents of each Company Subsidiary which have previously been made available to Parent are true and correct copies of such documents as in effect as of the date of this Agreement.

        3.2     Capitalization.

                (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $0.01 per share, and 5,000,000 shares of Company Series A Preferred. As of the date hereof, there are
(i) 8,894,694 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock, (ii) 5,000,000 shares of Company Series A Preferred, (iii) a sufficient number of shares of Company Common Stock have at all times been reserved for issuance upon exercise of outstanding stock options, and (iv) a sufficient number of shares of Company Common Stock have at all times been reserved for issuance upon conversion of the Company Series A Preferred.

Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, all of the issued and outstanding shares of Company Capital Stock were duly authorized and validly issued and are fully paid and nonassessable and are free of any liens or encumbrances created by or resulting from the actions of the Company, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company or any Company Shareholder is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance with all applicable federal and state securities laws. Except as described in this Section 3.2 or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or obligations of any character calling for the purchase, redemption or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company. The terms of the Company Stock Option Plan permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or the Company Shareholders. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plan have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent.

                (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions) of each of the entities set forth in Section 3.2(b) to the Company Disclosure Schedule ("Company Subsidiaries"). All of the issued and outstanding shares of capital stock of the Company Subsidiaries ("Subsidiary Capital Stock") were duly authorized and validly issued and are fully paid and nonassessable and are free of any liens or encumbrances created by or resulting from the actions of the Company or any Company Subsidiary, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary or any agreement to which the Company or any Company Subsidiary is a party or by which any of them may be bound.

        3.3     Authority; No Violation.

                (a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by the Company and each of the Company Shareholders and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute valid and binding obligations of the Company and each of the Company Shareholders, enforceable against the Company and each of the Company Shareholders, in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company and each of the Company Shareholders, nor the consummation by the Company and each of the Company Shareholders of the transactions contemplated hereby, nor compliance by the Company and each of the Company Shareholders with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or the constituent documents of any Company Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any Company Subsidiary or any of the Company Shareholders or any of their respective properties or assets, or (y) violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company, any Company Subsidiary or any of the Company Shareholders under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, sublicense, lease, agreement or other instrument or obligation to which the Company, any Company Subsidiary or any of the Company Shareholders is a party, or by which the Company, any Company Subsidiary or any of the Company Shareholders or any of their respective properties or assets may be bound or affected.

        3.4 Consents and Approvals. Except for (a) the approval of this Agreement by the requisite vote of the Company Shareholders, (b) the filing of Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 259 of the DGCL and Section 9.04 of the NYBCL, and (c) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals orders or authorizations of or filings or registrations with any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, whether in the United States of America or otherwise (each a "Governmental Entity") or with any third party are necessary with respect to the Company or any of the Company Shareholders in connection with (1) the execution and delivery of this Agreement and (2) the consummation of the Merger and the other transactions contemplated hereby. At or before the Effective Time, each holder of the Company Series A Preferred shall have waived any and all rights to receive any distribution under Article FIFTH of the Certificate of Amendment of the Certificate of Incorporation (the "Amended Certificate of Incorporation") of the Company as a result of the consummation of the transactions contemplated in this Agreement.

        3.5 Financial Statements. Set forth in Section 3.5 of the Company Disclosure Schedule are true and correct copies of (a) audited consolidated balance sheets of the Company at April 30, 1996, 1997 and 1998, together with related audited consolidated statements of operations, shareholders' equity and cash flows for the fiscal years then ended, and (b) the Company's unaudited consolidated balance sheet (the "Reference Balance Sheet") together with related unaudited consolidated statements of operations, shareholders' equity and cash flows as of and for the nine (9) month period ended January 31, 1999 (the "Reference Balance Sheet Date") (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited Financial Statements do not contain all footnotes required by GAAP and are subject to normal year-end audit adjustments that in the aggregate will not be material) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of the Company in all material respects in accordance with GAAP as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

        3.6 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including without limitation any obligations or liabilities as guarantor or indemnitor of any other person, firm, partnership or corporation ("Person")) other than (i) those set forth or adequately provided for in the Reference Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the Reference Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Reference Balance Sheet Date and consistent with past practice, (iv) those set forth in Section 3.6 of the Company Disclosure Schedule, and (v) those incurred in connection with the execution of this Agreement.

        3.7     Absence of Certain Changes or Events. Except as disclosed in
Section 3.7 of the Company Disclosure Schedule, since the Reference Balance Sheet Date, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, and except as contemplated by this Agreement, there has not occurred (i) any purchase or other acquisition of, sale, lease, disposition, or other transfer of, or mortgage, pledge or subjection to any material encumbrance or lien on, any material asset, tangible or intangible, of the Company or any Company Subsidiary, other than in the ordinary course of business; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Company Subsidiary or any revaluation by the Company or any Company Subsidiary of any of its assets; (iii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company Capital Stock, or any split-up or other recapitalization in respect of the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of Company Capital Stock; (iv) any material contract entered into by the Company or any Company Subsidiary, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which the Company or any Company Subsidiary is a party or by which it is bound; (v) any amendment or change to the Certificate of Incorporation or Bylaws of the Company or the constituent documents of any Company Subsidiary; (vi) any material increase in or modification of the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any of their respective officers, directors or employees; (vii) any issuance, transfer, sale or pledge by the Company, any Company Subsidiary or any Company Shareholder of any shares of Company Capital Stock or Subsidiary Capital Stock or other securities or of any commitment, option, right or privilege under which the Company or any Company Subsidiary is or may become obligated to issue any shares of Company Capital Stock or Subsidiary Capital Stock or other securities;
(viii) any indebtedness for borrowed money incurred by the Company or any Company Subsidiary, except such as may have been incurred or entered into in the ordinary course of business not exceeding $50,000; (ix) any loan made or agreed to be made by the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary become liable or agreed to become liable as a guarantor with respect to any loan (other than loans between the Company and any Company Subsidiary or between Company Subsidiaries); (x) any waiver or compromise by the Company or any Company Subsidiary of any right or rights or any payment, direct or indirect, of any material debt, liability or other obligation, other than in the ordinary course of business; (xi) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, including, without limitation, any Intellectual Property (as defined below) associated with the Company's event ticketing software products, other than in the ordinary course of business; (xii) any actual or, to the knowledge of the Company, threatened termination or loss of (a) any material contract, lease, license or other agreement to which the Company or any Company Subsidiary was or is a party; (b) any certificate, license or other authorization required for the continued operation by the Company or any Company Subsidiary of any portion of any of its business; or (c) any customer or other revenue source, which termination or loss could reasonably be expected to result in loss of revenues to the Company or any Company Subsidiary in excess of $75,000 per year, and the Company has no knowledge of any event (other than the transactions contemplated hereby, with respect to which the Company has not received any written notice from any customer or other revenue source of an intention to terminate any arrangement as a result of the transactions contemplated hereby) which could reasonably be expected to result in any such termination or loss; (xiii) any resignation of employment of any key officer or employee of the Company or any Company Subsidiary, or to the knowledge of the Company, any impending resignation of employment of any such officer or employee; (xiv) any negotiation by any executive officer of the Company or any agreement by the Company or any Company Subsidiary to do any of the things described in the preceding clauses
(i) through (xiii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement); or (xv) any other event or circumstance that will have or, to the knowledge of the Company could reasonably be expected to have a Material Adverse Effect on the Company or any Company Subsidiary.

        3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, assets or business in which an unfavorable outcome, ruling or finding would have a Material Adverse Effect and to the knowledge of the Company and the Company Shareholders there exist no facts which could reasonably be expected to result in any such action, suit or other proceeding or which would challenge the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality which would have a Material Adverse Effect on the Company or any Company Subsidiary. The foregoing includes, without limiting the generality thereof, pending or threatened actions involving the Company's or any Company Subsidiary's use in connection with the Company's or any Company Subsidiary's business of any information or techniques allegedly proprietary to a former employee.

        3.9     Restrictions on Business Activities. Except as set forth in
Section 3.9 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary, the ability of the Company or any Company Subsidiary to compete with any other person or the conduct of business by the Company or any Company Subsidiary as currently conducted by the Company or any Company Subsidiary.

        3.10 Governmental Authorization. The Company and each Company Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's or any Company Subsidiary's business or the holding of any such interest ((i) and (ii) herein collectively called the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

        3.11 Title and Condition of Personal Property. The Company and each Company Subsidiary has good and marketable title to all personal property owned by it and reflected in the Reference Balance Sheet or acquired after the Reference Balance Sheet Date (other than property sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character or claims thereto, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Reference Balance Sheet, and (iv) as set forth in Section 3.11 of the Company Disclosure Schedule. The plants, property and equipment of the Company or any Company Subsidiary that is used in the operations of its business are in all material respects in good operating condition and repair. All properties used in the operations of the Company and each Company Subsidiary are reflected in the Reference Balance Sheet to the extent GAAP require the same to be reflected.

        3.12    Real and Leased Property.

                (a) Neither the Company nor any Company Subsidiary owns any fee simple interest in real property. Neither the Company nor any Company Subsidiary leases or subleases any real property other than as set forth on
Section 3.12 of the Company Disclosure Schedule. Section 3.12 of the Company Disclosure Schedule sets forth the street address of each parcel of real property leased or subleased by the Company or any Company Subsidiary (the "Leased Property"). The Company has previously delivered to Parent a true and complete copy of all of the lease and sublease agreements, as amended to date (the "Leases") relating to the Leased Property. The Company and each Company Subsidiary enjoys a peaceful and undisturbed possession of the Leased Property held by it. All improvements located on the Leased Property are in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Company or any Company Subsidiary. To the Company's knowledge, no person other than the Company or any Company Subsidiary has any right to use or occupy any part of the Leased Property, whether pursuant to sublease, license or otherwise. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or any Company Subsidiary or, to the Company's knowledge, on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and to the Company's knowledge no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the Company or a Company Subsidiary, as the case may be, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect, there are no outstanding uncured notices of default or termination, and no right of the Company or any Company Subsidiary in any such sublease conflicts with such prime lease. All of the Leased Property is used in the conduct of the Company's or a Company Subsidiary's business.

                (b) The heating, ventilation, air conditioning, plumbing, electrical systems and telephone systems at the Leased Property are in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Company or any Company Subsidiary and will be so adequate and suitable on the Closing Date. Neither the Company nor any Company Subsidiary has experienced any material interruption in the services provided to any of the Leased Property within the last six (6) months. To the Company's knowledge, no landlord under the Leases has any plans to make any material alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. To the Company's knowledge, no landlord under the Leases has any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

                (c) Section 3.12 of the Company Disclosure Schedule sets forth all material permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all Governmental Entities having jurisdiction over each Leased Property and from all insurance companies and fire rating and other similar boards and organizations (collectively, the "Insurance Organizations"). All such Real Property Permits required or appropriate have been lawfully issued to the Company or a Company Subsidiary to enable each Leased Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and useful and are, as of the date hereof, in full force and effect. Neither the Company nor any Company Subsidiary has received or been informed by a third party of the receipt by it of any notice from any Governmental Entity having jurisdiction over any Leased

Property or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies and, to the Company's knowledge, there is no basis for the issuance of any such notice or the taking of any such action. No action is required in order for all Real Property Permits and liability and casualty insurance policies required under any of the Leases to remain Real Property Permits and insurance policies of the Surviving Corporation.

                (d) Neither the Company nor any Company Subsidiary has received any notice nor has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Leased Property or any part thereof.

                (e) To the Company's knowledge, there are no liabilities (other than rent and other sums and charges regularly payable) associated with any of the Leases including, without limitation, any liability under any Environmental Law or regulation, which is or which may become payable by the Surviving Corporation.

        3.13    Intellectual Property.

                (a) Section 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete description of (i) all foreign and domestic patents, patent applications, patent rights, trademarks, service marks, trade names, brands and copyrights of the Company and each Company Subsidiary which are registered or issued or for which registration or issuance is pending with any Governmental Entity specifying as to each such item, as applicable, the jurisdiction(s) by or in which such patent, trademark or copyright has been issued or registered or in which an application for such issuance or registration has been filed or proposed, including the registration or application number; (ii) substantially all foreign and domestic franchises, licenses, sublicenses, contracts, options and agreements pursuant to which any person other than the Company or a Company Subsidiary is authorized to use any foreign and domestic patents, patent rights, trademarks, trade names, service marks, brands, copyrights, and any applications therefor, maskworks, net lists, URLs, domain names, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") owned by the Company and each Company Subsidiary; and (iii) substantially all foreign and domestic franchises, licenses, sublicenses, contracts, options and agreements, other than shrink-wrap software licenses, pursuant to which the Company or any Company Subsidiary is authorized to use any such Intellectual Property not owned by the Company or any Company Subsidiary ("Third Party Intellectual Property Rights") including, with respect to (ii) or (iii), the identity and location (city, state and country) of all parties thereto and, for each party, a description of the nature and subject matter thereof, account type, date of installation, and the current version of Company software being utilized and a description of any contracts the terms of which could adversely impact the ownership, use or distribution of any Intellectual Property (including, without limitation, any contract terms which under any circumstances could make any source code available to a third party).

                (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary owns or has the right to use, pursuant to franchise, license, sublicense, contract, agreement, or permission, all of the Intellectual Property necessary for the conduct of its business as currently conducted by it, including, without limitation, all network operating system and database softwares or other Intellectual Property used by the Company or any Company Subsidiary and developed or owned by Megasoft, Inc. ("Megasoft"). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, all applicable fees, royalties and other amounts due and payable by the Company or any Company Subsidiary to any person or to the Company or any Company Subsidiary by any person in respect of such Intellectual Property have been paid. The Company and each Company Subsidiary has taken all commercially reasonable measures to maintain and protect the Intellectual Property that it owns or has the right to use. At the Effective Time, the Company will have good and marketable title, free and clear of all liens, encumbrances and claims of third parties of any kind, to 100% of the assets of Megasoft, including, without limitation, the assets listed on Section 7.2(j) of the Company Disclosure Schedule.

                (c) Except for third party licenses listed in Section 3.13(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary is the sole and exclusive owner of its Intellectual Property including, but not limited to, those listed or described on the Company Disclosure Schedule, or has the right to the use thereof for the material covered thereby in connection with the services or products in respect to which they have been or are now being used.

                (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is the subject of any pending litigation or, to the Company's knowledge, any claim regarding infringement of or misappropriation or misuse of any Intellectual Property of the Company or other tangible right of any other person, (ii) has knowledge of any such infringement, whether or not claimed by any other person,
(iii) has knowledge of any infringement by any other person of the Intellectual Property of the Company or any Company Subsidiary, and (iv) has knowledge of any facts or circumstances which would reasonably lead the Company to conclude that the continued operation and conduct of any aspect of its or any Company Subsidiary's business would result in any such litigation or claim. To the knowledge of the Company, except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there is no other person that is operating under or otherwise using any name confusingly similar with any trade names, trademarks, service names, service marks, URLs, domain names or logos included in the Intellectual Property owned by the Company or any Company Subsidiary. To the Company's knowledge, no Intellectual Property licensed by the Company or any Company Subsidiary from a third party is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Company Subsidiary. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, no Intellectual Property of the Company or any Company Subsidiary is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Company Subsidiary. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Third Party Intellectual Property.

                (e)     To the Company's knowledge, except as set forth in
Section 3.13(e) of the Company Disclosure Schedule, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Company Subsidiary, any trade secret material to the Company or any Company Subsidiary, or any Intellectual Property right of any third party to the extent licensed by or through the Company or any Company Subsidiary, by any third party, including any employee or former employee of the Company or any Company Subsidiary.

                (f) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, to the Company's knowledge, no material trade secrets included in the Intellectual Property of the Company have been disclosed by the Company to any person other than employees, agents and representatives of the Company or Parent. The Company has taken such reasonable measures as is appropriate to protect all of its trade secrets, including securing valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company or a Company Subsidiary does not already own by operation of law.

                (g) Except for obligations that arise under the common law of the appropriate jurisdiction, to the Company's knowledge, neither the Company, any Company Subsidiary nor any of their respective employees has, other than confidentiality and other agreements assigning inventions made prior to their employment with the Company or such Company Subsidiary, any written agreements or arrangements with former employers of such employees relating to trade secrets of such employers, the assignment of inventions of such employers, or such employee's engagement in activities competitive with such employers. Except for obligations that arise under the common law of the appropriate jurisdiction, to the Company's knowledge, the activities of such employees on behalf of the Company or such Company Subsidiary do not violate any agreements or arrangements known to the Company which any such employees have with former employers.

        3.14    Taxes.

                (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary has duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, except where failure to do so would not have a Material Adverse Effect and the Company or such Company Subsidiary paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns except where failure to do so would not have a Material Adverse Effect. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) no claim for Taxes has become a lien against the property of the Company or any Company Subsidiary or is being asserted against the Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (iii) no audit of any Tax Return of the Company or any Company Subsidiary is being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company or any Company Subsidiary and is currently in effect, and
(v) there is no agreement,
contract or arrangement to which the Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither the Company nor any Company Subsidiary has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

                (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with a Governmental Entity with respect to Taxes.

        3.15    Environmental Matters.

                (a)     The following terms shall be defined as follows:

                        (i) "Environmental and Safety Laws" shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                        (ii) "Property" shall mean all real property leased or owned by the Company or any Company Subsidiary either currently or in the past.

                        (iii) "Facilities" shall mean all buildings and improvements on the Property of the Company or any Company Subsidiary.

                (b) The Company represents and warrants as follows: (i) neither the Company nor any Company Subsidiary has received notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (ii) no notices, administrative actions or suits are pending or, to the Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (iii) the Company's or any Company Subsidiary's uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (iv) the Company and each Company Subsidiary has all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

        3.16 Major Customers and Suppliers; Supplies. Parent has been provided with a list of customers of the Company and the Company Subsidiaries and all suppliers of significant goods or services to the Company and the Company Subsidiaries for the year ended April 30, 1998 and the eight (8) months ended December 31, 1998. Section 3.16 of the Company Disclosure Schedule identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available on reasonably comparable terms and conditions. Except as indicated in Section 3.16 of the Company Disclosure Schedule, all supplies and services necessary for the conduct of the business of the Company and each Company Subsidiary as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Company or such Company Subsidiary, and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Company or any Company Subsidiary will be unable to continue to procure the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured. To the Company's knowledge, there has not been, and there will not be, any material adverse change in the relations of the Company or any Company Subsidiary with its suppliers, contractors, creditors, or and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement.]

        3.17 List of Accounts. Set forth in Section 3.17 of the Company Disclosure Schedule is: (a) the name and address of each bank or other institution in which the Company or any Company Subsidiary maintains an account (cash, securities or other) or safe deposit box; (b) the name, phone number and telefax number of the contact person at such bank or institution and (c) the account number of the relevant account, a description of the type of account and a list of the authorized signatories on such account.

        3.18 Employment Agreements. Section 3.18 of the Company Disclosure Schedule contains the names, start dates, contracts dates, job descriptions, annual salary rates and other compensation (including, without limitation bonuses, stock options and stock purchase rights) of all officers, directors and employees of the Company or any Company Subsidiary or consultants being paid more than $75,000 a year by the Company or any Company Subsidiary (including compensation paid or payable by the Company or any Company Subsidiary under the Company Employee Plans). Section 3.18 of the Company Disclosure Schedule contains a list of all employee policies, employee manuals or other written statements of rules or policies as to hiring practices and procedures, working conditions, vacation and sick leave, a complete copy of each of which has been made available to Parent. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company or any Company Subsidiary and any officer, director, consultant or employee including, without limitation, any contracts to employ executive officers, any severance, change in control or similar arrangements with any officers, employees or agents of the Company or any Company Subsidiary that will result in any obligation (absolute or contingent) of the Company or any Company Subsidiary to make any payment to any officer, employee or agent of the Company or any Company Subsidiary following either the consummation of the transactions contemplated hereby, termination of employment, or both ("Company Employment Agreements").

        3.19    Employee Benefit Plans.

                (a) Section 3.19(a) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section

3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained, sponsored or contributed to or required to be contributed to by the Company or an ERISA Affiliate, (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

                (b) The Company has furnished to Parent a copy of the Company Employee Plans and related plan documents, to the extent reduced to writing (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. The Company has, with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. The Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

                (c) Except as disclosed in Section 3.19(c) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, for which no exemption exists; (iii) each Company Employee Plan has been administered substantially in accordance with its terms and in substantial compliance with the requirements prescribed by any applicable statutes, rules and regulations (including applicable provisions of ERISA and the Code), and the Company and each ERISA Affiliate have performed substantially all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) to the Company's knowledge neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the

Company Employee Plans, other than obligations for the payment of benefits in the normal operation of the Plan; (v) all material contributions required to be made by the Company and ERISA Affiliate to any Company Employee Plan have been made on a timely basis and any accruals required by GAAP for contributions to each Company Employee Plan for the current plan years are reflected on the financial statements of the Company; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred with respect to any Company Employee Plan subject to Title IV of ERISA; (vii) none of the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA or Section 412 of the Code and (viii) no Company Employee Plan which is subject to Title IV or ERISA has an "unfunded benefit liability" within the meaning of Section 4001(a)(18) of ERISA. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Company nor any ERISA Affiliate has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Each Company Employee Plan can be amended, terminated or otherwise discontinued after Closing in accordance with its terms without material liability (other than expenses typically incurred in a termination event). The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment, except as provided by this Agreement or the schedules attached hereto.

                (d) With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder and
(iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996.

                (e) Except as set forth in Section 3.19(e) of the Company Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or other service provider of the Company or any other ERISA Affiliate to severance benefits or any other payment, except as vesting, or increase the amount of compensation due any such employee or service provider.

                (f) Except as disclosed in Section 3.19(f) of the Company Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements, other than increases resulting from premium increases or the employment of additional employees, in each case in the ordinary course of business.

        3.20 Labor Matters. Except as set forth in Section 3.20 of the Company Disclosure Schedule, (a) neither the Company nor any Company Subsidiary is a party to or otherwise bound by or threatened by with any collective bargaining agreement or other labor union contract and to the Company's knowledge currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or such Company Subsidiary; (b) there are no controversies, strikes, slowdowns, work stoppages or labor disturbances pending or to the Company's knowledge threatened between the Company, any Company Subsidiary and any of their respective employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown, work stoppage or labor disturbances within the past three years; (c) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary; (e) there are no pending claims against the Company or any Company Subsidiary under any workers' compensation plan or policy or for long-term disability; (f) to the Company's knowledge, neither the Company nor any Company Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder; (g) the Company and each Company Subsidiary is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;
(h) the Company and each Company Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, including all compensation owing and due for over-time work; (i) the Company and each Company Subsidiary has provided its employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with the Company or such Company Subsidiary; (j) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Company's knowledge threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company or any Company Subsidiary; (k) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (l) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or to the Company's knowledge threatened with respect to the Company or any Company Subsidiary; (m) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any Person; (n) the Company and each Company Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act and any similar law of any Government Entity; and (o) the Company and each Company Subsidiary to which it is applicable is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and each has no liabilities pursuant to WARN.

        Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any severance benefits or any other payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any Company Subsidiary or any other ERISA Affiliate, (ii) increase any benefits otherwise payable by the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits, or any options or warrants to purchase Company Capital Stock, or any increase in the amount of compensation of benefits due any such person.

        3.21 Contracts and Commitments. Section 3.21 of the Company Disclosure Schedule contains a complete and accurate list of all contracts and agreements (including, without limitation, oral and informal arrangements, but excluding agreements between the Company and any Company Subsidiary or among Company Subsidiaries) of the following categories to which the Company or any Company Subsidiary is a party or by which it is bound as of the date of this Agreement.

                (a)     labor contracts or collective bargaining agreements;

                (b) material manufacturing, distribution, franchise, license, sales, agency or advertising contracts;

                (c) contracts which require the payment in excess of $50,000 per year for (i) the purchase of inventory, materials, supplies or equipment which are not cancelable (without material penalty, cost or other liability) within one (1) year, (ii) management, consulting, service or other similar contracts, (iii) advertising or marketing agreements or arrangements, and (iv) other contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $50,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days, other than purchase orders made in the ordinary course of business consistent with past practice;

                (d) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments proving for the lending of money, whether as borrower, lender or guarantor;

                (e) contracts (other than Leases) containing covenants limiting the freedom of the Company or any Company Subsidiary to engage in any line of business or compete with any Person or operate at any location;

                (f) joint venture or partnership agreements or joint development or similar agreements;

                (g) agreement, contract or other arrangement with (i) the Company or any affiliate of the Company (other than any Company Subsidiary) or
(ii) any current or former officer, director or employee of the Company or any Company Subsidiary or any affiliate of the Company or of any Company Subsidiary (other than non-compete or intellectual property agreements);

                (h) material lease or similar agreement with any person under which (i) the Company or any Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible property owned by any person or (ii) the Company or any Company Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or any Company Subsidiary, in any such case which has an aggregate future liability or receivable, as the case may be, and is not terminable by the Company or such Company Subsidiary by notice of not more than sixty (60) days;

                (i) contracts or other instruments (including so-called take-or-pay or keepwell agreements) under which (i) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                (j) contracts or other instruments under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person involving aggregate payments in excess of $50,000, excluding agreements between the Company and a Company Subsidiary or between Company Subsidiaries;

                (k) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any property of the Company or any Company Subsidiary;

                (l) agreement or instrument involving aggregate payments in excess of $50,000 providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company or any Company Subsidiary, or any predecessor person;

                (m) contract for the acquisition, sale or lease of any assets or capital stock or other ownership interests outside the ordinary course of the business or involving aggregate payments in excess of $50,000 or to effect any merger of the Company or any Company Subsidiary; and

                (n) any exclusive retainer agreement or arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors.

                (o) any agreements or arrangements with respect to telecommunications, web hosting or similar or related matters involving payments in excess of $50,000.

        True copies of the written contracts identified in Section 3.21 of the Company Disclosure Schedule have been made available to Parent.

        3.22 Absence of Breaches or Defaults. Neither the Company nor any Company Subsidiary is, and, to the knowledge of the Company, no other party is, in default under, or in breach or violation of, any contract to which the Company or any Company Subsidiary is a party, including, without limitation, those identified on Section 3.21 of the Company Disclosure Schedule and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any contract identified on Section 3.21 of the Company Disclosure Schedule, except in each case set forth above for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or any Company Subsidiary. Other than contracts which have terminated or expired in accordance with their terms, each of the contracts identified on Section 3.21 of the Company Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law)) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding, enforceable and in full force and effort would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company or any Company Subsidiary (except for the execution or consummation of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any Company Subsidiary, except as set forth in Section
3.22 of the Company Disclosure Schedule.

        3.23    Interested Party Transactions. Except as set forth in Section
3.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is indebted to any director, officer, employee or agent of the Company or any Company Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any Company Subsidiary. Except as set forth in
Section 3.23 of the Company Disclosure Schedule, no affiliate of the Company, any Company Subsidiary or any Company Shareholder has, or has had, any interest in any material property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company or any Company Subsidiary.

        3.24 Compliance with Applicable Law. The Company and each Company Subsidiary holds, and has at all times held, all licenses, franchises, permits and authorizations which (a) are necessary for it to engage in the business currently conducted by it and (b) if not possessed by the Company or such Company Subsidiary would have a Material Adverse Effect. The Company and each Company Subsidiary has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or such Company Subsidiary except where the failure to do so would not have a Material Adverse Effect and the Company has not received notice of any violations of any of the above.

        3.25 Insurance. Section 3.25 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company and each Company Subsidiary. Such policies are sufficient for compliance by the Company and each Company Subsidiary with all requirements of law and all material agreements to which the Company or such Company Subsidiary is a party or by which any of their assets are bound. All of such policies are in full force and effect and are valid and enforceable, and the Company and each Company Subsidiary has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company or any Company Subsidiary an intention to cancel any such policy. Except as set forth in Section 3.25 of the Company Disclosure, neither the Company nor any Company Subsidiary has any claim pending against any of the insurance carriers under any of such policies and the Company has no knowledge of any actual or alleged occurrence of any kind which may give rise to any such claim.

        3.26 Reorganization. Neither the Company nor, to the knowledge of the Company, any of its directors, officers or shareholders has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(2)(E) of the Code.

        3.27 Section 912 of the NYBCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in
Section 912 of the NYBCL applicable to a "business combination" (as defined in Section 912(a)(5) of the NYBCL) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

        3.28 Brokers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        3.29 Minute Books. The minute books of the Company and each Company Subsidiary made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company and each Company Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

        3.30 Accounts and Notes Receivable. Subject to any reserves set forth on the Reference Balance Sheet, the accounts receivable and the notes receivable shown on the Reference Balance Sheet represent and will represent bona fide claims arising in the ordinary course of business against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. To the Company's knowledge, and subject to any reserves set forth on the Reference Balance Sheet, such accounts receivable and notes receivable are collectible by the Company or the appropriate Company Subsidiary in the ordinary course of business. The amount carried for doubtful accounts and allowances disclosed in the Reference Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the accounts receivable and notes receivable.

        3.31 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock and the consent of the holders of 60% of the shares of Company Series A Preferred, voting separately as a class, in each case outstanding on the record date set for the Company Shareholders Meeting (as defined below) are the only votes of the holders of any of Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

        3.32 Board Approval. The Board of Directors of the Company has (i) approved this Agreement and the Merger and all transactions contemplated hereby,
(ii) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of the Company approve this Agreement and consummation of the Merger.

        3.33 Employee Nondisclosure and Assignment of Inventions Agreements. Except as set forth in Section 3.33 of the Company Disclosure Schedule, each employee of the Company and each Company Subsidiary who has access to confidential information has executed and delivered to the Company the standard employee confidentiality and assignment of inventions agreement in the form previously delivered to Parent.

        3.34 Year 2000 Compliance. Except as set forth in Section 3.34 of the Company Disclosure Schedule, the Company and each Company Subsidiary has performed all acts necessary to ensure it is Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software (except for software licensed from third parties other than Megasoft), hardware, firmware equipment, goods or systems utilized by or material to the business, operation or financial condition of such entity, including, without limitation, all telephone or other communications systems and all software licensed to clients, will properly perform date sensitive functions before, during and after the year 2000; provided, however, that the term "Year 2000 Compliant" does not relate to the impact on the Company or any Company Subsidiary of the failure of any third party (other than Megasoft) to be Year 2000 Compliant. The Company shall, and shall cause each Company Subsidiary promptly upon request, provide to Parent such certifications or other evidence of its compliance with the terms hereof as Parent may from time to time require.

        3.35 Certain Payments. Since January 1, 1995, to the Company's knowledge, none of the Company, any Company Subsidiary, nor any officer, agent or employee of the Company or any Company Subsidiary or, to the Company's knowledge, any other person affiliated with or acting on behalf of the Company or any Company Subsidiary has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any applicable law, rule or regulation to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or
(b) established or maintained any fund or material asset that has not been recorded in the books and records of the Company.

        3.36 Representations Complete. None of the representations or warranties made by the Company or Company Shareholders herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

        For purposes of this Agreement, the phrases "knowledge of Parent and Merger Sub," or "to Parent's and Merger Sub's knowledge" or references to the absence of "notice to Parent and Merger Sub" and the like shall mean the actual knowledge of those persons set forth on Schedule VI hereto after due inquiry by one or more of such persons. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule attached hereto (the "Parent Disclosure Schedule"):

        4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub have the corporate power and authority to own or lease their respective properties and assets and to carry on their respective businesses as they are now being conducted, and are duly qualified to do business in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such qualification necessary, except where the failure to be so qualified (i) would not individually or in the aggregate have a Material Adverse Effect or (ii) would not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. The copies of the Certificate of Incorporation and Bylaws of Parent and Merger Sub which have previously been made available to the Company are true and correct copies of such documents as in effect as of the date of this Agreement.

        4.2     Authority; No Violation.

                (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of Parent has (i) unanimously approved this Agreement and the Merger and all transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) determined that this Agreement is advisable and recommended that the stockholders of Parent approve this Agreement and consummation of the Merger. The Board of Directors and the stockholder of Merger Sub have approved this Agreement and the Merger and all transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company and Company Shareholders) constitute valid and binding obligations of Parent and Merger Sub, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected.

        4.3     Capitalization of Parent and Merger Sub.

                (a) Parent's authorized capital stock consists solely of (i) 100,000,000 shares of Parent Common Stock, of which (A) 16,171,091 shares were issued and outstanding, (B) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (C) below) and no shares were held by Subsidiaries of Parent, and (C) 12,225,000 shares were reserved for issuance upon the exercise of outstanding options and 37,554,287 shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Parent; and (ii) 35,000,000 shares of Parent Preferred Stock of which 8,440,002 shares were designated as Series A Preferred of which 8,440,002 shares were issued and outstanding, 9,500,000 shares were designated as Series B Preferred, of which 9,499,874 shares were issued and outstanding, and 11,597,112 shares were designated Series C Preferred, of which 11,547,112 shares were issued and outstanding. Each outstanding share of Parent Common Stock is, and all shares of Parent Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Parent Common Stock has not been, and all shares of Parent Common Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth herein or in Section 4.3 of the Parent Disclosure Schedule, and except for shares to be issued in connection with the Merger (including shares of Parent Common Stock to be issued upon the exercise of Company Stock Options), there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, or obligations of any character calling for the purchase, redemption or issuance by Parent of any equity securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Parent Common Stock and neither Parent nor any Subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Parent, its Subsidiaries or its or their predecessors. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, Parent has no agreement, arrangement or understanding to register any securities of Parent or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity; copies of all such agreements have previously been provided to the Company.

                (b) Merger Sub's authorized capital stock consists solely of 10,000 shares of Common Stock, par value $.0001 per share ("Merger Sub Common Stock"), of which, as of the date hereof, 1,000 shares are issued and outstanding and none are reserved for issuance. As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by Parent.

        4.4 Subsidiaries. Section 4.4 of the Parent Disclosure Schedule sets forth a list of all entities in which Parent has an equity interest ("Subsidiaries"). Except as set forth in Section 4.4 of the Parent Disclosure Schedule, Parent owns directly or indirectly all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions) of each of such Subsidiaries.

        4.5 Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any Governmental Entity, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement or (ii) consents or approvals of any Governmental Entity set forth in
Section 4.5 to the Parent Disclosure Schedule, except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated hereby.

        4.6 Parent Financial Statements. Set forth in Section 4.6 of Parent Disclosure Schedule are true and correct copies of (a) an audited consolidated balance sheet of Parent at December 31, 1997, together with related audited statements of operations, stockholders' equity and cash flows for the fiscal year then ended, and (b) Parent's unaudited consolidated balance sheet (the "Parent Balance Sheet") and income statement as of and for the year ended December 31, 1998 (collectively, the "Parent Financial Statements"). Such Parent Financial Statements have been prepared in accordance with GAAP (except that the unaudited Parent Financial Statements do not contain all footnotes required by GAAP and are subject to normal year-end audit adjustments that in the aggregate will not be material) applied on a basis consistent throughout the periods indicated and with each other. The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. The books and records of Parent have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

        4.7 Absence of Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the Parent Balance Sheet, (ii) as incurred in the ordinary course of business and consistent with past practice and not prohibited by this Agreement, (iii) as incurred in connection with the execution of this Agreement and (iv) as disclosed in Section 4.7 of the Parent Disclosure Schedule, Parent, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

        4.8 Absence of Certain Changes. Since December 31, 1998, (a) except as disclosed in Section 4.8 of Parent Disclosure Schedule, there has not been any change that would have a Material Adverse Effect on the assets, business, properties, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or any condition, event or occurrence that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Parent, (b) neither Parent nor any of its Subsidiaries has participated in any transaction, or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of Parent, issuing Parent Common Stock or any securities convertible into Parent Common Stock, or acquiring any other business, whether by merger, acquisition of stock or assets, or otherwise, and (c) neither Parent nor any of its Subsidiaries has increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business.

        4.9 Brokers. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, neither Parent, Merger Sub, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        4.10 Vote Required. No approval of the stockholders of Parent is necessary to approve this Agreement and the transactions contemplated hereby.

        4.11 Additional Representations and Warranties. Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, the representations and warranties of Parent set forth in Sections 3.5, 3.6, 3.8, 3.9, 3.12, 3.14, 3.16 through 3.18 and 3.20 through 3.27 (the "Series C Representations") of that certain Stock Purchase Agreement, dated as of May 26, 1998, by and among Parent, General Atlantic Partners 46, L.P., GAP Coinvestment Partners, L.P. and Bayview Investors, Ltd. (the "Series C Purchase Agreement") are true and correct in all material respects as of the date hereof. For the purposes of this Section 4.11, all capitalized terms used in the Series C Representations and not otherwise defined herein shall have the meanings given to them in Section 1.1 of the Series C Purchase Agreement. All schedules referred to in the Series C Representations shall refer to the applicable schedules set forth in Section
4.11 of the Parent Disclosure Schedule.

        4.12 ProTix Confidential Private Offering Memorandum. The information regarding Parent and its subsidiaries set forth in the Confidential Private Offering Memorandum dated September 30, 1998 delivered by Parent to the shareholders of ProTix, Inc. (the "ProTix Memorandum") was true and correct in all material respects as of the date thereof; provided, however, that neither Parent nor Merger Sub makes any representation or warranty with respect to the truth and accuracy of information contained in the ProTix Memorandum at any date other than September 30, 1998.

        4.13 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by the Parent pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and each Company Subsidiary shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, neither the Company nor any Company Subsidiary shall:

                (a) declare or pay any dividends on, or make other distributions in respect of, any of the Company Capital Stock;

                (b) (i) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of such capital stock, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

                (c) amend its Certificate of Incorporation, Bylaws or other similar governing documents, except as contemplated by Section 6.13 of this Agreement;

                (d) make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair;

                (e)     enter into any new line of business;

                (f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company;

                (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article I not being satisfied;

                (h) change its methods of accounting in effect at April 30, 1998, except as required by changes in GAAP or as concurred with by the Company's independent auditors;

                (i) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Company Employee Plan) or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Employee Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that nothing contained herein shall prohibit the Company or any Company Subsidiary from paying any bonuses listed in Section 5.1(i) of the Company Disclosure Schedule;

                (j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                (k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                (l) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date; or

                (m)     agree to do any of the foregoing

        5.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, and except as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                (a) declare or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any of its capital stock, except that any Parent Subsidiary may pay dividends or make other distributions to Parent or any other Parent Subsidiary;

                (b) purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                (c) split, combine or reclassify any shares of its capital stock, unless appropriate adjustment to the Exchange Ratio is made pursuant to
Section 1.7(d) hereof;

                (d) sell, transfer, license, sublicense or otherwise dispose of any material assets;

                (e) acquire any other business whether by merger, purchase of stock or assets, or otherwise;

                (f) except upon the exercise of outstanding options or warrants, issue any shares of Parent Common Stock or any security convertible into Parent Common Stock;

                (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article I not being satisfied; or

                (h)     agree to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS.

        6.1     Intentionally Deleted.

        6.2 Shareholders' Meetings. Company shall call and hold the Company Shareholders' Meeting, or solicit written stockholder consent, as the case may be, as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement, the Merger and the transactions contemplated hereby pursuant to the Information Statement. Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the transactions contemplated hereby pursuant to the Information Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the NYBCL to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and such party's Certificate of Incorporation and Bylaws to effect the Merger.

        6.3     Access to Information.

                (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information furnished to Parent pursuant to this Section 6.3(a) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated December 10, 1998 (the "Confidentiality Agreement"), between Parent and the Company.

                (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Parent shall make available to the Company all information concerning its business, properties and personnel as the Company may reasonably request. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information furnished to the Company pursuant to this Section 6.3(b) shall be subject to, and the Company shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated December 10, 1998 (the "Confidentiality Agreement"), between Parent and the Company.

                (c) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein; provided, however, that neither Parent nor the Company is aware as of the date hereof of any breach of representations or warranties of the other party with respect to which breach it has failed to notify such other party.

        6.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

        6.5     Consents; Cooperation.

                (a) Each of Parent, Merger Sub and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any other federal or state antitrust or fair trade law.

                (b) Notwithstanding anything to the contrary in Section 6.6(a) neither Parent nor any of it Subsidiaries nor the Company shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation.

        6.6 Legal Requirements. Each of Parent, Merger Sub and the Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which have been or which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        6.7 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

        6.8 Employee Benefit Plans. At the Effective Time, the Company Stock Option Plan and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plan shall vest and shall be assumed by Parent and any outstanding repurchase rights shall be assigned to Parent.
Section 6.8 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plan including the number of shares of Company Common Stock subject to each such option, the date of grant of each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, the

Company shall deliver to Parent an updated Section 6.8 of the Company Disclosure Schedule current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten (10) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plan a document in form and substance satisfactory to the Company evidencing the foregoing assumption of such option by Parent.

        6.9 Loan to the Company. Parent agrees that, on the earlier of (i) ten (10) days following the execution of this Agreement or (ii) one (1) business day following the closing of the offering of Series D Preferred Stock of Parent (the "Parent Series D Preferred"), in the event the Company shall have exhausted its ability to borrow under any credit facility (the "Marine Midland Facility") with Marine Midland Bank ("Marine Midland") and upon the execution and delivery by the Company of a Senior Subordinated Promissory Note and Security Agreement in the form attached hereto as Exhibit B (the "Promissory Note"), Parent shall lend funds to the Company for working capital in an amount up to $1,000,000 in accordance with the terms of such Promissory Note.

        6.10 Reorganization. Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

        6.11 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        6.12 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        6.13    Amendment to Certificate of Incorporation.

        By executing this Agreement, each of the Company Shareholders holding Company Series A Preferred hereby waives any and all rights to receive any distribution under Section 3(a) of Article FIFTH of the Amended Certificate of Incorporation as a result of the consummation of the transactions contemplated in this Agreement and agrees to vote all shares of Company Series A Preferred held by it in favor of the amendment of the Amended Certificate of Incorporation to eliminate all rights to receive any distribution under Section 3(a) of Article FIFTH of the Amended Certificate of Incorporation which might otherwise be receivable as a result of the transactions contemplated by this Agreement.

        6.14    Shareholder Voting Agreements; Irrevocable Proxies.

        Each of the Company Shareholders agrees, concurrently with the execution of this Agreement, to execute a Shareholder Voting Agreement in the form attached hereto as Exhibit C (each a "Shareholder Voting Agreement"). In addition, each Company Shareholder hereby agrees to vote for approval of this Agreement and the Merger pursuant to the Shareholder Voting Agreement or pursuant to an irrevocable proxy in the form attached hereto as Exhibit D (each an "Irrevocable Proxy"). Ms. Goetz, in her capacity as Proxy Agent under each Irrevocable Proxy, agrees to vote all shares of Company Capital Stock with respect to which she has or will be granted a proxy, (i) in favor of approval and adoption of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, including, without limitation, in favor of the amendment to the Company's Amended Certificate of Incorporation contemplated by Section 6.13 of the Merger Agreement, and (ii) against approval of any corporate action that, in the reasonable judgment of Advantix's Board of Directors, would violate, frustrate the purpose of, prevent or delay consummation of such Merger.

        6.15 Stockholders Agreement. Parent shall execute, and use its best efforts to cause the necessary parties to that certain Amended and Restated Stockholders Agreement to be dated on or about March 16, 1999 among Parent, and the several stockholders of Parent named therein to execute a Second Amended and Restated Stockholders Agreement (the "Second Amended Stockholders Agreement") in the form of Exhibit E hereto, to add the holders of Company Series A Preferred (the "Company Series A Holders") as parties thereto for the purpose of granting certain rights to the Company Series A Holders.

        6.16 Indemnification for Personal Guarantees. Parent shall indemnify, defend and hold harmless Ms. Goetz and Mr. Long from and against any obligations or liabilities incurred under their guarantee of the Marine Midland Facility as a result of any claim under the Marine Midland Facility occurring from and after the Effective Time.

        6.17 Filing of Form S-8. Parent shall use commercially reasonable efforts (which shall not be less than the efforts used with respect to the options granted to its employees under Parent's stock option plans) to file, not later than 90 days following the effective date of a Parent IPO, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of options granted under the Company Stock Option Plan, and to keep such registration statement (or a successor registration statement) effective for so long as there are options outstanding and exercisable under such plan.

        6.18 Board Representation. In the event that a Parent IPO does not close on or before August 31, 1999, consistent with applicable law and its Bylaws, the Board of Directors of Parent shall increase the number of members of its Board of Directors by one and shall elect a nominee designated by notice signed by all members of the committee which constitutes the Shareholders' Agent (the "Committee Nominee") to fill such vacancy, to serve as such until the next annual meeting of Parent stockholders or such time as her successor shall have been duly elected or appointed and qualified; provided, however, that in the event that a Parent IPO does not close on or before the date required for director nominations for such next annual meeting of Parent stockholders, the Board of Directors of Parent shall nominate the Committee Nominee (or such other nominee as the committee which constitutes the Shareholders' Agent shall unanimously nominate in writing to the Board of Directors of Parent) for election as a director at such annual meeting; provided, further, that term of office of any Committee Nominee as a director of Parent shall terminate and such Committee Nominee shall resign as a director effective at the effective time of a Parent IPO.

        6.19 No Impairment of Obligations. Parent agrees that, for a period of twelve (12) months following the Effective Time, it will not, and will not permit the Company to, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, issuance of securities, sale of assets or other voluntary action, avoid or seek to avoid the observance or performance of any of the Company's contracts or obligations.

        6.20 Guarantee of Company Promissory Notes. Parent hereby guarantees the obligation, if any, of the Company, to pay the principal and interest on the promissory notes in the form of Exhibit F (the "Series A Notes") payable to the holders of the Company Series A Preferred pursuant to the terms thereof, if and to the extent the Company fails to pay such principal and interest as provided therein; provided, however, that Parent shall have no obligation under this
Section 6.20 if the Merger does not close.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote or written consent of (i) the holders of the outstanding shares of Company Capital Stock as of the record date set for the Company Shareholders' Meeting, and (ii) Parent, as the sole stockholder of Merger Sub.

                (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                (c) Governmental Approval. The Company, each Company Subsidiary, Parent and its Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby (each a "Requisite Regulatory Approval"), including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws (other than those filings, approvals, waivers and consents relating to the Merger or affecting Parent's ownership of Company or any of its properties that, if not obtained would not have a Material Adverse Effect to either party).

                (d) Tax-Free Reorganization. The Company shall have received an opinion from its tax advisors to the effect that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall have been reviewed and approved by Arthur Andersen LLP on behalf of Parent. In rendering such opinion, the Company's tax advisors shall be entitled to rely upon representations of Parent and Company and certain shareholders of the Company.

        7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

                (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of the Company or any Company Subsidiary following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company or any Company Subsidiary.

                (e) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of the Company and each Company Subsidiary set forth on Section
3.4 of the Company Disclosure Schedule.

                (f) Legal Opinion. Parent shall have received a legal opinion from Roberts, Sheridan & Kotel in substantially the form attached hereto as Exhibit G.

                (g) Shareholder Representation Agreements. Parent shall have received from each holder of Company Capital Stock listed on Schedule II attached hereto an executed Shareholder Representation Agreement in substantially the form attached hereto as Exhibit H.

                (h) Approval of Company Shareholders. Shareholders of the Company holding 100% of the outstanding Company Capital Stock shall have voted their shares of Company Capital Stock in favor of, or executed a written consent approving, the Merger.

                (i) Assets of Megasoft. The Company shall have acquired good and marketable title, free and clear of all liens, encumbrances and claims of third parties of any kind, to 100% of the assets of Megasoft, Inc., including, without limitation, the assets listed on Section 7.2(j) of the Company Disclosure Schedule.

                (j) Waiver and Consent of Marine Midland Bank. Marine Midland shall have (a) executed a written waiver of any and all defaults of the Company under any of the Company's credit facilities with Marine Midland up to and including the Closing Date and (b) executed a written consent to the transactions contemplated by this Agreement, each in form and substance satisfactory to Parent.

                (k) Market Stand-Off. The holders of not less than 95% of the outstanding Company Stock Options shall have executed an agreement containing market stand-off provisions in the form attached hereto as Exhibit I.

        7.3 Conditions to the Obligations of Company and Company Shareholders. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date. The Company shall have received a certificate signed (i) on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) on behalf of Merger Sub by the President of Merger Sub, in each case to the foregoing effect.

                (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed (i) on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) on behalf of Merger Sub by the President of Merger Sub, in each case to such effect.

                (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its Subsidiaries, taken as a whole.

                (e) Legal Opinion. Company shall have received a legal opinion from Brobeck Phleger & Harrison LLP in substantially the form attached hereto as Exhibit J.

                (f)     Investor Rights Agreement.

        Parent shall execute, and use its best efforts to cause the necessary parties to that certain Amended and Restated Investor Rights Agreement to be dated on or about March 16, 1999 among Parent and the several stockholders of Parent named therein to execute a Third Amended and Restated Investor Rights Agreement (the "Third Amended Investor Rights Agreement") in the form of Exhibit K hereto, to (i) grant certain registration rights to Karen S. Goetz, and (ii) to add each of the Holders as a "Designated Holder" for purposes of Section 4 thereof.

                (g)     Employment Agreements.

        Parent shall have entered into employment agreements with Karen S. Goetz and Robert E. Long in substantially the form of Exhibit L and Exhibit M, respectively, hereto.

                (h) Equity Financing. Parent shall have closed the offering of Parent Series D Preferred in an aggregate amount not less than $20 million at a combined pre-money valuation of Parent and Company of no less than $190 million (assuming consummation of the Merger).

                (i)     Agreement with Ms. Goetz.

        Parent shall have executed the Agreement with Karen S. Goetz in the form of Exhibit N hereto.

                (j)     Release from Stockholder's Agreement.

        The Company shall executed a written release of Karen S. Goetz, Christopher G. Smith, Lee H. Goetz, Donald M. Hellstedt and Roy Pinsky from each such stockholder's obligations under their respective Stockholder's Agreements with the Company, as each may have been amended, and Parent hereby consents to the grant of such release.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

        8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                (a) by mutual consent of the Company, Parent and Merger Sub in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                (b) by either Parent or the Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger.

                (c) by either Parent or the Company if the Merger shall not have been consummated on or before April 15, 1999 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                (d) by either Parent or the Company if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                (e) by either Parent or the Company if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under
Section 7.2(d) (in the case of a breach of representation or warranty by the Company) or Section 7.3(d) (in the case of a breach of representation or warranty by Parent);

                (f) by either Parent or the Company if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

        8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of Section 6.3(a), the last sentence of Section 6.3(b), and each of Sections 6.4, 6.11, 8.2, 10.2, 10.3, 10.4, 10.5 and 10.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder or which otherwise changes any of the principal terms of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                        INDEMNIFICATION AND ESCROW FUND

        9.1     Indemnity; Escrow Fund.

                (a) The Holders (pro rata in accordance with each such Holder's percentage interest in Company Capital Stock immediately prior to the Effective Time; except that each holder shall be solely responsible for all Damages (as defined below) arising from any breach of the representations, warranties or covenants set forth in each such Holder's Shareholder Voting Agreement or Shareholder Representation Agreement, as the case may be) shall indemnify and hold harmless Parent and the Surviving Corporation (as used in this Article IX, the "Holder Indemnified Parties" and/or "Parent Indemnifying Parties") in respect of any and all loss, expense, liability or other damage, including, without limitation, reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto) or threats thereof and amounts paid in settlement to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Parent or the Surviving Corporation incur by reason of any breach by the Company or any Company Shareholder of any representation, warranty, covenant or agreement of the Company or any Company Shareholder contained herein or in the Shareholders Voting Agreement or Shareholders Representation Agreement, as the case may be (subject to the foregoing limitation regarding warranties given on a several rather than a joint basis) ("Company Indemnifiable Items").

                (b) Parent and Merger Sub shall indemnify and hold harmless the Holders (as used in this Article IX, the "Parent Indemnified Parties" and/or "Holder Indemnifying Parties") in respect of any and all Damages that the Holders incur by reason of the breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of the Parent or Merger Sub contained herein ("Parent Indemnifiable Items").

                (c) To secure performance of the Holders' indemnification obligations hereunder, the Escrow Shares shall be deposited with the Escrow Agent in accordance with Section 2.3 hereof. The Escrow Fund shall be available to compensate Parent and the Surviving Corporation for any Damages that Parent and the Surviving Corporation incur by reason of any Company Indemnifiable Item. Subject to Section 2.3(b) and Article IX hereof, the Escrow Shares shall be held in the Escrow Fund for the Escrow Period. Any Escrow Shares or funds remaining in the Escrow Fund upon expiration of the Escrow Period shall be distributed to the Holders pro rata in accordance with their percentage interests in Company Capital Stock immediately prior to the Effective Time, provided that to the extent any Holder has made a withdrawal in accordance with Section 2.3(b) hereof shall receive such Holder's interest in cash, pro rata in accordance with such Holder's percentage interests in Company Capital Stock immediately prior to the Effective Time.

        9.2     Claims.

                (a) Claims by Parent. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate of Parent (an "Officer's Certificate") setting forth a claim under this Article IX and specifying in reasonable detail (i) the individual items of such Damages included in the amount so stated, (ii) the date each such item was paid or properly accrued or arose, and (iii) the nature of the Company Indemnifiable Item to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 9.3(a) and 9.7 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Capital Stock, cash (or a certified or bank cashier's check or wire transfer) or other assets held in the Escrow Fund having a fair market value (determined in accordance with Section
2.4 of the Escrow Agreement) equal to such Damages, in the same proportion of Parent Capital Stock, cash and such other assets as constitutes the Escrow Fund at the time of such delivery, whereupon the Holders shall have no further liability to Parent with respect to the claim set forth in such Officer's Certificate.

                (b) Claims by Holders. Upon receipt by Parent on or before the last day of the Escrow Period of a certificate of the Shareholders' Agent (as defined below) (the "Agent's Certificate") setting forth a claim under this
Article IX and specifying in reasonable detail (i) the individual items of such Damages included in the amount so stated, (ii) the date each such item was paid or properly accrued or arose, and (iii) the nature of the Parent Indemnifiable Item to which such item is related, Parent shall, subject to the provisions of Sections 9.3(b) and 9.7 hereof, deliver to Shareholders' Agent a certified check or wire transfer payable to the

Shareholders' Agent, as agent for the Holders, in the amount of such Damages, whereupon Parent shall have no further liability to the Holders with respect to the claim set forth in such Agent's Certificate.

        9.3     Objections to Claims.

                (a) Objections to Claims by Parent. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section 9.4 below), and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Parent Capital Stock or other property pursuant to Section 9.2 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Capital Stock or other property in the Escrow Fund in accordance with Section 9.2(a) hereof; provided, that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement specifying in reasonable detail the basis for such objection to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

                (b) Objections to Claims by Holders. Parent shall have a period of thirty (30) days after the time of delivery of any Agent's Certificate to Parent to object to any claim made by Holders pursuant to Section 9.2(b) above, by delivery to the Shareholders' Agent of an objection in a written statement specifying in reasonable detail the basis for such objection, to the claim made in the Agent's Certificate.

        9.4     Attempt to Resolve Conflicts; Arbitration.

                (a) In case (i) the Shareholders' Agent shall object in writing to any claim or claims by Parent made in any Officer's Certificate or otherwise in accordance with Section 9.3(a) above, or (ii) Parent shall object in writing to the Shareholders' Agent within twenty (20) days of receipt of any claim for indemnification hereunder in accordance with Section 9.3(b) above, the party receiving such objection shall have twenty (20) days to respond in a written statement to the objection. If after such twenty (20) day period there remains a dispute as to any claims, the Shareholders' Agent and Parent shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If a claim is being made against the Escrow Fund, such memorandum shall be furnished to the Escrow Agent and the Escrow Agent shall be entitled to rely on such memorandum and shall distribute the Parent Capital Stock or other property from the Escrow Fund within ten (10) days of delivery of such memorandum in accordance with the terms thereof. If a claim is being made against Parent, Parent shall deliver funds at the time of delivery of and in accordance with the terms of such memorandum.

                (b) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the Damages are at issue in pending litigation with a third party. If the Damages are at issue in pending litigation, then the arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration in accordance with the procedures set forth on Exhibit O hereto

                (c) Application may also be made to a court of competent jurisdiction for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

                (d) If a dispute is submitted for arbitration as provided in this Section 9.4 with respect to a claim by a Holder Indemnified Party, the Escrow Agent shall continue to hold Escrow Shares and other assets in the Escrow Fund having a value (determined in accordance with Section 2.4 of the Escrow Agreement) sufficient to cover the Damages related to such dispute (the "Contested Damages") (but only to the extent that there are Escrow Shares or other assets remaining in the Escrow Fund) until: (i) delivery of a copy of a settlement agreement executed by Parent and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the release of such Escrow Shares that shall be made with respect to the Contested Damages; (ii) delivery of a copy of the final decision of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares that shall be made with respect to the Contested Damages; or (iii) receipt of a court order or judgment directing the Escrow Agent to act with respect to the distribution of any Escrow Shares. The Escrow Agent shall thereupon release the Escrow Shares from the Escrow Fund (to the extent Escrow Shares are then held in the Escrow Fund) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable, whereupon the Holders shall have no further liability to Parent with respect to the claim determined by such settlement agreement, arbitrator's instructions or judgment.. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including Contested Damages, the Escrow Agent will not be required to resolve the controversy.

                (e) If a dispute is submitted for arbitration as provided in this Section 9.4 with respect to a claim by a Parent Indemnified Party, then within ten (10) days of (i) execution of a copy of a settlement agreement executed by Parent and the Shareholders' Agent relating to the amount of the Damages owed to the Holders; (ii) delivery of a copy of the final decision of the arbitrators setting forth the amount of Damages owed to the Holders or (iii) receipt of a court order or judgment directing Parent to pay Damages to the Holders, Parent shall thereupon deliver a certified check or wire transfer to the Shareholders' Agent payable to the Shareholders' Agent, as agent for the Holders, in accordance with such settlement agreement, arbitrator's instructions or judgment, as applicable, whereupon Parent shall have no further liability to the Holders with respect to the claim determined by such settlement agreement, arbitrator's instructions or judgment.

                (f) A committee comprised of (i) one representative designated by the holders of Company Common Stock (who initially shall be Karen
S. Goetz), (ii) one representative designated by the Company Series A Holders (who initially shall be David J. Robkin), and (iii) one representative designated by all the holders of Company Capital Stock, acting as a group (who initially shall be Ross W. Stefano), shall be constituted and appointed as agent ("Shareholders' Agent"). The Shareholders' Agent shall act by a majority vote of its members, for and on behalf of the Holders to give and receive notices and communications, to authorize delivery to Parent of the Parent Capital Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to settle any other claims for indemnification, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Any notices and communications to the Shareholders' Agent shall be given to each member of the committee constituting the Shareholders' Agent, and (except for any notices delivered pursuant to Section 2.2(b) hereof) any notices or communications by the Shareholders' Agent shall be effective if signed by two (2) of the three (3) members (whether in a single instrument or in counterparts). A member of the committee constituting the Shareholders' Agent may be changed by the holders of a majority in interest of the Escrow Fund of the constituency designating such member, from time to time upon not less than ten (10) days' prior written notice to Parent. No bond shall be required of the members of the Shareholders' Agent, and the members of the Shareholders' Agent shall receive no compensation for their services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the shareholders of the Company. If at any time any constituency is not represented on the committee which constitutes the Shareholders' Agent, then any action contemplated to be taken by the Shareholders' Agent hereunder, and any power granted to the Shareholders' Agent, may be exercised with respect to such constituency by the vote of the Holders representing a majority of the beneficial interests of such constituency in the Escrow Fund (in such case, as used herein "Shareholders' Agent" shall include such Holders as the representative of such constituency). In the event that any claim, agreement, negotiation, settlement, compromise or demand for arbitration shall relate solely to either the Holders of Company Common Stock or the Holders of Company Series A Preferred, then the Shareholders' Agent shall act with respect to such claim, agreement, negotiation, settlement, compromise or demand for arbitration in accordance with the instructions of the committee member designated by the Holders of Company Common Stock or the Holders of Company Series A Preferred, as the case may be.

                (g) The members of the committee constituting the Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent except in cases of gross negligence or willful misconduct. The shareholders of the Company shall severally, but not jointly, indemnify the members of the committee constituting the Shareholders' Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of their duties hereunder.

                (h) The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising her rights hereunder; provided, that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

        9.5 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all shareholders of the Company for whom shares of Parent Capital Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such shareholder of the Company, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such shareholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

        9.6     Third-Party Claims.

                (a) In the event that a third party asserts or threatens a claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent on behalf of the shareholders of the Company for whom shares of Parent Capital Stock otherwise issuable or payable to them are deposited in the Escrow Fund shall be entitled, at such shareholders' expense, to participate in any defense of such claim. Unless the Shareholders' Agent elects to assume such defense (with counsel reasonably acceptable to Parent, and, provided, that the Shareholders' Agent has the reasonable means to put on such a defense), Parent shall have the right to settle any such claim (with its own counsel); provided, that Parent may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent and the former shareholders of the Company shall have no power or authority to object under Section 9.3 or any other provision of this
Article IX to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

                (b) In the event that a third party asserts or threatens a claim involving a Parent Indemnifiable Item, Parent shall be entitled to participate in any defense of such claim. Unless Parent elects to assume such defense, the Shareholders' Agent shall have the right to settle any such claim (with counsel reasonably acceptable to Parent); provided, that Shareholders' Agent may not effect the settlement of any such claim without the consent of the Parent, which consent shall not be unreasonably withheld.

                (c) Notwithstanding any provision of paragraphs (a) and (b) of this Section 9.6, neither party shall have the right to settle any claim against the other party without the consent of such other party, which consent shall not be unreasonably withheld

        9.7     Limitations.

                (a) The parties hereto understand and agree that the indemnity obligations under this Article IX shall terminate twelve (12) months from the Closing Date, except insofar as a claim for indemnification under this
Article IX has been asserted and such claim has not been resolved in accordance with the terms of the this Agreement, the Escrow Agreement or otherwise; provided, however, that no party may expand the scope or amount of any such unresolved claim after the termination of such twelve (12) month period.

                (b) Notwithstanding the foregoing, neither the Parent Indemnifying Parties nor the Holder Indemnifying Parties shall have any liability for indemnification under this Article IX unless and until the aggregate amount of Damages suffered by the Holder Indemnified Parties or the Parent Indemnified Parties, as the case may be, exceeds $200,000 (the "Threshold Amount"). The Holder Indemnified Parties or the Parent Indemnified Parties, as the case may be, shall be indemnified for all Damages in excess of the Threshold Amount; provided, however, that (i) the indemnification obligations of the Company and Company Shareholders hereunder shall be limited to an amount equal to the amount deposited in the Escrow Fund pursuant to Section 2.3 and (ii) the indemnification obligations of Parent hereunder shall be limited to $2,513,459. For the purposes of this Article IX, the shares of Parent Capital Stock in the Escrow Fund shall be deemed to have a value of $2.15 per share. The parties hereby agree that except (x) as provided in Section 9.7(c) hereof, and (y) for matters contemplated by Section 9.8 hereof, Parent and the Surviving Corporation may seek to be made whole for any Damages only from the Escrow Fund and shall have no other remedy at law or in equity against the Company, the Surviving Corporation or the Holders other than as set forth in Section 9.7(c).

                (c) Notwithstanding any other provision of this Article IX, the terms of this Article IX shall not apply to any claims arising out of or resulting from fraud, which shall be actionable by Parent or the Company, as the case may be, without reference to the provisions of this Article IX.

                (d) The liability of Parent and Merger Sub for any breach of any representation, warranty or covenant if the Merger does not close shall be limited to the actual costs and expenses (including, without limitation, actual legal and accounting fees and expenses) incurred by the Company in connection with the transactions contemplated by this Agreement. The liability of the Company and the Company Shareholders for any breach of any representation, warranty or covenant if the Merger does not close shall be limited to the actual costs and expenses (including, without limitation, actual legal and accounting fees and expenses) incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

                (e) Notwithstanding the foregoing, Parent agrees that the provisions of Section 6.9 hereof may be specifically enforced by the Company in a court of competent jurisdiction unless the Merger shall have failed to close
(i) as a result of a termination by Parent pursuant to Section 8.1(e) or Section 8.1(f) hereof, or (ii) as the result of a breach of Section 6.14 hereof.

                                   ARTICLE X
                               GENERAL PROVISIONS

        10.1 Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate twelve (12) months from the date of the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement, the Parent Disclosure Schedule, the Company Disclosure Schedule and the other agreements contemplated by this Agreement, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

        10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that if the Merger is consummated, Parent shall pay promptly upon demand the amount of all expenses incurred by the Company and the Holders prior to the Closing (collectively, "Company Expenses"), including, without limitation, legal and accounting expenses up to an amount equal to the difference between (a) $250,000 and (b) amount of Company Expenses paid by the Company prior to the Closing (the "Company Expense Fee Cap"); provided, however, that any expenses incurred by the Company relating to the preparation of a registration statement for Parent Common Stock shall not be included in the Company Expense Fee Cap. Any Company Expenses in excess of the Company Expense Fee Cap shall be recoverable by Parent in accordance with Section 9 hereof.

        10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a)     if to Parent, to:

                                Advantix, Inc.
                                4675 MacArthur Blvd., Suite 1400
                                Newport Beach, CA 92626
                                Fax:  (949) 862-5412
                                Attention: John M. Markovich
                                Executive Vice President
                                Chief Financial Officer

                                with a copy to:

                                Brobeck, Phleger & Harrison LLP
                                38 Technology Drive
                                Irvine, CA  92618
                                Fax:  (949) 790-6301
                                Attention:  Bruce Hallett, Esq.

                                and

                        (b)     if to the Company, to:

                                TicketsLive Corporation
                                344 W. Genessee Street
                                Syracuse, NY  13202
                                Fax:  (315) 424-9449
                                Attention: Ross W. Stefano
                                Chief Executive Officer

                                with a copy to

                                Roberts, Sheridan & Kotel
                                112 East 49th Street, 30th Floor
                                New York, NY  10017
                                Fax:  (212) 299-8686
                                Attention: William R. Brennan, Esq.

                                and to:

                                CMG @ Ventures II, LLC
                                100 Brickstone Square, 5th Floor
                                Andover, MA  01810
                                Fax: (978) 684-3660
                                Attention: Guy Bradley
                                Andrew J. Hajducky III

                                with a copy to

                                Hutchins, Wheeler & Dittmar
                                A Professional Corporation
                                101 Federal Street
                                Boston, MA  02110
                                Fax:  (617) 951-1295
                                Attention:  Thomas M. Camp, Esq.

                                and to:

                                Liberty Ventures I, L.P.
                                200 South Broad Street, 8th Floor
                                Philadelphia, PA  19103
                                Fax:  (215) 732-4644
                                Attention: David J. Robkin, Vice President

                                with a copy to

                                Hutchins, Wheeler & Dittmar
                                A Professional Corporation
                                101 Federal Street

                                Boston, MA  02110
                                Fax:  (617) 951-1295
                                Attention:  Thomas M. Camp, Esq.

                        (c)     if to the Shareholders' Agent, to:

                                Karen S. Goetz
                                344 W. Genessee Street
                                Syracuse, NY  13202
                                Fax:  (315) 424-9449

                                with a copy to

                                Roberts, Sheridan & Kotel
                                112 East 49th Street, 30th Floor
                                New York, NY  10017
                                Fax:  (212) 299-8686
                                Attention: William R. Brennan, Esq.


                                and to:

                                David J. Robkin
                                Liberty Ventures I, L.P.
                                200 South Broad Street, 8th Floor
                                Philadelphia, PA  19103
                                Fax:  (215) 732-4644

                                with a copy to

                                Hutchins, Wheeler & Dittmar
                                A Professional Corporation
                                101 Federal Street
                                Boston, MA  02110
                                Fax:  (617) 951-1295
                                Attention:  Thomas M. Camp, Esq.

                                and to:

                                Ross W. Stefano
                                344 W. Genessee Street
                                Syracuse, NY  13202
                                Fax:  (315) 424-9449

                                with a copy to

                                Roberts, Sheridan & Kotel
                                112 East 49th Street, 30th Floor
                                New York, NY  10017
                                Fax:  (212) 299-8686
                                Attention: William R. Brennan, Esq.

        10.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING CALIFORNIA LAW) EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE STATE OF DELAWARE OR NEW YORK.

        10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

        10.6 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Effective Time). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 6.3, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

        10.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.8 Entire Agreement. This Agreement (including the Exhibits, Schedules, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        10.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                        PARENT

                                        ADVANTIX, INC.


                                        By: /s/ W. Thomas Gimple
                                           -------------------------------------
                                           Name:  W. Thomas Gimple
                                           Title: President and CEO

                                        MERGER SUB

                                        ADVANTIX ACQUISITION II CORP.


                                        By: /s/ W. Thomas Gimple
                                           -------------------------------------
                                           Name:  W. Thomas Gimple
                                           Title: President

                                        COMPANY

                                        TICKETSLIVE CORPORATION


                                        By: /s/ Ross Stefano
                                           -------------------------------------
                                           Name:  Ross Stefano
                                           Title: President





                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        COMPANY SHAREHOLDERS

                                        /s/ Karen S. Goetz
                                        ----------------------------------------
                                        Karen S. Goetz


                                        /s/ Lee H. Goetz
                                        ----------------------------------------
                                        Lee H. Goetz


                                        /s/ Donald M. Hellstedt
                                        ----------------------------------------
                                        Donald M. Hellstedt


                                        /s/ Christopher G. Smith
                                        ----------------------------------------
                                        Christopher G. Smith
                                        Pinsky & Pinsky, P.C.


                                        By: /s/ Roy D. Pinsky
                                           -------------------------------------
                                           Name:  Roy D. Pinsky
                                           Title: Vice President


                                        CMG @VENTURES II, LLC


                                        By: /s/ Guy Bradley
                                           -------------------------------------
                                           Name:  Guy Bradley
                                           Title: Member

                                        LIBERTY VENTURES I, L.P.

                                        By: Liberty Ventures, Inc.,


                                        By: /s/ David J. Robkin
                                           -------------------------------------
                                           David J. Robkin,
                                           Vice President




                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        PROXY AGENT


                                        /s/ Karen S. Goetz
                                        ----------------------------------------
                                        Karen S. Goetz, as Proxy Agent







                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                LIST OF EXHIBITS
                                       TO
                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION
                                  BY AND AMONG
                                 ADVANTIX, INC.
                         ADVANTIX ACQUISITION II, CORP.
                            TICKETS LIVE CORPORATION
                                      AND
                          CERTAIN OF ITS SHAREHOLDERS


Exhibit A      Form of Escrow Agreement
Exhibit B      Form of Secured Promissory Note
Exhibit C      Form of Shareholder Voting Agreement
Exhibit D      Form of Irrevocable Proxy
Exhibit E      Form of Second Amended and Restated Stockholders Agreement
Exhibit F      Form of Series A Note
Exhibit G      Form of Opinion of Company's counsel
Exhibit H      Form of Shareholder Representation Agreement
Exhibit I      Form of Optionee Market Stand-Off Agreement
Exhibit J      Opinion of Parent's counsel
Exhibit K      Form of Third Amended and Restated Investor Rights Agreement
Exhibit L      Form of Employment Agreement with Karen Goetz
Exhibit M      Form of Employment Agreement with Robert Long
Exhibit N      Form of Agreement with Ms Goetz
Exhibit O      Arbitration Procedures